Exhibit 3.90

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State of Delaware
Secretary of State
Division of Corporations
Delivered 06:18 PM 05/03/2007
FILED 06:20 PM 05/03/2007
SRV 070518162 - 4082533 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF FORMATION
OF
SILVER SHIP HOLDINGS, LLC

This Certificate of Amendment of Certificate of Formation of Silver Ship Holdings, LLC (the "Company"), a Delaware limited liability company, is filed pursuant to Section 18-202 of the Delaware Limited Liability Company Act.

1. The name of the limited liability company is "Silver Ship Holdings, LLC".

2. The Certificate of Formation of the Company is hereby amended by deleting in its entirety the FIRST section thereof and replacing it with the following:

"FIRST: The name of the limited liability company (the "Company") is BG MP Holdings, LLC."

The undersigned executed this Certificate of Amendment of Certificate of Formation of the Company on May 2, 2007.

By: [signature]
Name: Cynthia Masters
Title: Vice President